CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-109355 and No. 333-120801) and on Form S-8 (No. 333-60290 and No. 333-31448) of our report dated January 21, 2005 (with respect to Notes 2, 10(d) and 12, March 10, 2005) on our audits of the consolidated financial statements of On2 Technologies, Inc., and subsidiaries for the years ended December 31, 2004 and 2003, included in the Annual Report on Form 10-KSB. We also consent to the reference to us under the heading "Experts" in the Registration Statements.



/s/ EISNER LLP

Eisner LLP


New York, New York
March 16, 2005